Exhibit 10.4

TECHNOLOGY AND BUSINESS AGREEMENT

This technology and business agreement (the "Agreement") is made on **December 11, 2008** by and between InteMedica (Shanghai) Investment Limited ("IMSI"), SES Investment Limited ("SES"), ZYTO Corporation and ZYTO Technologies Inc. (together "ZYTO") (and together with IMSI and SES, the "Parties").

WHEREAS, the Parties signed a Letter of Intent regarding a technology transfer and joint venture agreement dated April 28, 2008 (the "LOI");

WHEREAS, the Parties have signed a Development and Licensing Agreement dated May 22, 2007 (the "DLA Agreement") and an Appointment As Sole Agent in People's Republic of China agreement ("Sole Agent Agreement") dated June 19, 2006;

WHEREAS, the parties have agreed to enter ZYTO as a shareholder in IMSI with an ownership interest of 15% pursuant to the execution of the InteMedica (Shanghai) Investment Limited Shareholders Agreement of same date (the "Shareholders Agreement");

WHEREAS, certain elements of the LOI are represented in the Shareholders Agreement, but other elements are not appropriate for the Shareholders Agreement, necessitating the execution of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the Parties do hereby agree as follows:

1. TECHNOLOGY TRANSFER. ZYTO will transfer to IMSI non-exclusive ownership of the software and related source code of all ZYTO technology used for health care and wellness applications including all subsequent developments and modifications (the "ZYTO IP").
2. SHARE TRANSFER. IMSI will transfer interest totaling 15% of the share interest of IMSI to ZYTO in exchange for: 1) the transfer of ZYTO IP to IMSI and 2) a capital contribution of $50,000 to be paid by December 31, 2008. As a condition precedent, ZYTO will execute the Shareholders Agreement.
3. TECHNOLOGY CO-OPERATION. ZYTO and IMSI agree that all developments, improvements, alterations and/or modifications of ZYTO IP, of whatsoever kind or nature made by either party will be shared with the other party without cost and upon creation, without requirement of demand or delay.
4. OUT OF POCKET COSTS AND SUPPORT. IMSI agrees to cover ZYTO's expenses, not including salary, for any and all support and assistance it provides to IMSI related to ZYTO IP. All such expenses to be agreed to in advance by both parties. ZYTO agrees to support and assist the IMSI engineering team until such point that the IMSI engineering team is self sustaining.
5. BRANDING AND ADVERTISING. IMSI agrees to brand and advertise all applications or uses of the ZYTO IP with the "ZYTO" brand name in a manner substantially similar to the "Intel" brand usage by computer manufacturing companies once ZYTO is listed on a major stock exchange (NASDAQ, NYSE, AMEX, FTSE or equivalent).

6. ASIAN MARKETS.

   a. ZYTO agrees to allow IMSI to enter into other Asian markets if ZYTO is not operating in that market. If ZYTO is operating in that market, then IMSI and ZYTO will co-ordinate a combined marketing and revenue sharing plan to ensure that maximum benefit is received by both parties. This obligation is reciprocated by ZYTO. This provision is relevant only to the extent that either party is competing directly with the other (e.g. if IMSI has a hospital or insurance product that is not competing with ZYTO, then IMSI would not be considered to be 'in the same market' even though ZYTO is doing business in the same country but with non-competing products.). This provision includes the expectation that ZYTO and IMSI will communicate regularly regarding current and anticipated business activity in Asia.

   b. Any revenue earned by IMSI outside of China will not be repatriated back to China without the consent of the Parties.

   c. ZYTO agrees it will not grant market or channel exclusivity to any party in Asia.

7. INTELLECTUAL PROPERTY. IMSI agrees to aggressively protect the ZYTO IP and will provide a verbal, and if necessary, written explanation and plan as to how all ZYTO IP will be protected and enforced. Further, IMSI agrees to file any appropriate patents in China to further insulate the ZYTO IP.

8. PREVIOUS AGREEMENTS. The Parties agree to amend previous agreements as follows:

   a. In sections 3 and 4 of the DLA Agreement, to remove the payment of royalties so as to eliminate the payment of royalties from IMSI to ZYTO.

   b. In the Sole Agent Agreement, to amend the termination date to December 31, 2013.

   c. These are the only amendments to the DLA Agreement and Sole Agent Agreement.

9. MISCELLANEOUS.

   a. Governing Law – This Agreement will be governed by the Hague Convention on International law.

   b. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the People's Republic of China, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

   c. Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the sections set forth in this Agreement are held to be unreasonable, arbitrary, or against public policy,

such sections will be considered divisible with respect to scope and time, and in such lesser scope and time, will be effective, binding and enforceable against the Parties.

d. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

e. Rights and Authority. Each of the Parties hereto hereby represents and warrants to each other that (i) the persons signing and delivering this Agreement on its behalf are authorized to do so and to bind the respective parties, and (ii) neither the execution and delivery of this Agreement, nor the performance of its terms, conflicts with any other agreements to which it is a party. ZYTO represents and warrants that it has the right to enter into this Agreement and to transfer the ZYTO IP herein granted.

f. Independent Relationship. During the term of this Agreement, the relationship between the Parties shall be that of licensor and licensee, and this Agreement shall not constitute and shall not be construed to constitute an agency, partnership or joint venture between the Parties. Neither party to this Agreement shall under any circumstances be deemed to be agents or representatives of the other party, nor shall either of them have the right to enter into any contracts or commitments in the other's name or otherwise to bind or commit the other in any manner whatsoever. In addition, neither of the Parties shall take any action which has the effect of creating the appearance of its having any such right to enter into any contracts or commitments in the name of the other party or otherwise to bind or commit the other party.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ZYTO Corporation

By Vaughn R Cook

Its: Pres.

SES Investments Limited

By [signature]

Its: DIRECTOR

ZYTO Technologies, Inc.

By Vaughn R Cook

Its: Pres.

InteMedica (Shanghai) Investment Limited

By [signature]

Its: DIRECTOR